EXHIBIT 10.8

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN APPROPRIATE EXCEPTION UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 4(c)(viii) HEREOF.

AMENDED AND RESTATED SUBORDINATED CONVERTIBLE NOTE

THIS AMENDED AND RESTATED SUBORDINATED CONVERTIBLE NOTE (THIS “NOTE”) IS AN AMENDMENT AND RESTATEMENT TO THAT CERTAIN PROMISSORY NOTE DATED APRIL 26, 2006 IN THE ORIGINAL PRINCIPAL AMOUNT OF THIRTY SEVEN MILLION FIFTY THOUSAND DOLLARS ($37,500,000.00) (THE “ORIGINAL NOTE”) MADE BY MEDICOR LTD., A DELAWARE CORPORATION (THE “COMPANY”), AS SUCCESSOR TO INTERNATIONAL INTEGRATED INCORPORATED, A BRITISH VIRGIN ISLANDS CORPORATION, IN FAVOR OF INTERNATIONAL INTEGRATED INDUSTRIES, LLC, A NEVADA LIMITED LIABILITY COMPANY (“IIINV”), AND SUBSEQUENTLY ASSIGNED AND TRANSFERRED BY IIINV PURSUANT TO THAT CERTAIN ALLONGE TO PROMISSORY NOTE DATED APRIL 26, 2006 TO SIRIUS CAPITAL LLC, A DELAWARE LIMITED LIABILITY COMPANY (“SIRIUS”).  IN CONSIDERATION OF THE AMENDMENT AND RESTATEMENT OF THE ORIGINAL NOTE,  THE COMPANY IS ISSUING AS OF THE DATE HEREOF TO SIRIUS A WARRANT TO PURCHASE 2,343,750 SHARES OF THE COMPANY’S COMMON STOCK, PAR VALUE $0.001 PER SHARE.  THIS NOTE IS MADE IN PLACE OF THE ORIGINAL NOTE.

ALL INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, THE SUBORDINATION AGREEMENT, DATED APRIL 26, 2006 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”), BY AND AMONG THE COMPANY, SILVER OAK CAPITAL, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY, AS “COLLATERAL AGENT”, AND THE HOLDERS FROM TIME TO TIME OF THE SUBORDINATED OBLIGATIONS (AS DEFINED THEREIN), INCLUDING, WITHOUT LIMITATION, THIS NOTE.

April 26, 2006	$37,500,000.00

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of Sirius or registered assigns (the “Holder”) the principal amount of Thirty Seven Million Five Hundred Thousand United States Dollars ($37,500,000.00) when due, whether upon maturity, acceleration, redemption or otherwise, and to pay interest (“Interest”) on the unpaid principal balance hereof on each Interest Payment

Date (as defined in Section 3(a)) and upon maturity, or earlier upon conversion, acceleration or redemption pursuant to the terms hereof, at the Applicable Interest Rate (as defined in Section 3(a)).  Interest on this Note payable on each Interest Payment Date and upon maturity, or earlier upon conversion, acceleration or redemption pursuant to the terms hereof, shall accrue from the Issuance Date (as defined in Section 3(a)) and shall be computed on the basis of a 360-day year and actual days elapsed.

1.             Other Notes.  This Note and all Other Notes (as defined in Section 3(a)) issued by the Company and all notes issued in exchange therefor or replacement thereof are collectively referred to in this Note as the “Notes.”

2.             Payments; Subordination.  In accordance with the Subordination Agreement and notwithstanding anything to the contrary herein, prior to the indefeasible payment in full in cash of the Senior Notes (as defined below), all interest on this Note shall be paid only by adding such interest to the principal amount of this Note.  Subject to the foregoing sentence, all payments of principal of, and interest on, this Note (to the extent such principal or interest is not converted into Shares (as defined in Section 3(a)), in accordance with the terms hereof) shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note.  The Company has no right, but under certain circumstances may have an obligation, to make payments of principal of this Note in cash prior to the Maturity Date (as defined in Section 3(a)).  Whenever any amount expressed to be due by the terms of this Note is due on any day that is not a Business Day (as defined in Section 3(a)), the same shall instead be due on the next succeeding day that is a Business Day (unless in the case of interest, such next succeeding Business Day would be in the following calendar month, in which case such payment will be made on the immediately preceding Business Day).  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated as of April 26, 2006 among the Company and the Persons (as defined above) referred to therein (as such agreement may be amended from time to time as provided in such agreement (the “Securities Purchase Agreement”)).

The Holder of this Note agrees, for itself and each future holder of this Note, that this Note is expressly “subordinate and junior in right of payment” (as that phrase is defined in the Subordination Agreement) to those certain Senior Secured Convertible Notes dated as of April 26, 2006 (as amended, supplemented or otherwise modified from time to time, the “Senior Notes”) made by the Company in favor of those persons listed in the Schedule of Purchasers attached to the Securities Purchase Agreement.

3.             Definitions.

(a)           Certain Defined Terms.  For purposes of this Note, the following terms shall have the following meanings:

“€” means Euros.

“£” means Pound Sterling.

“3-Month LIBOR Rate” means the London Interbank Offered Rate of LIBOR with respect to a three-month period for deposits of Dollars as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”) at approximately 10:00 a.m. (New York City time) through its “LIBOR Rates” function (accessed by typing “LR” [GO] on a Bloomberg terminal, and looking at the row entitled “3 MONTH” and under the column entitled “DOLLAR LIBOR”) (or such other page as may replace that page on that service, or such other service as may be selected jointly by the Company and the holders of at least a majority of the aggregate principal amount of the Notes then Outstanding).  If such rate appears on the Bloomberg LIBOR Rates page on any date of determination of the 3-Month LIBOR Rate (a

“LIBOR Determination Date”), the 3-Month LIBOR Rate for such date of determination will be such rate.  If on any LIBOR Determination Date such rate does not appear on the Bloomberg LIBOR Rates page, the Company and such holders of the Notes will jointly request each of four major reference banks in the London interbank market, as selected jointly by the Company and the holders of at least a majority of the aggregate principal amount of the Notes then Outstanding, to provide the Company with its offered quotation for United States dollar deposits for the upcoming three-month period, to prime banks in the London interbank market at approximately 4:00 p.m., London time on any such LIBOR Determination Date and in a principal amount that is representative for a single transaction in Dollars in such market at such time.  If at least two reference banks provide the Company with offered quotations, 3-Month LIBOR Rate on such LIBOR Determination Date will be the arithmetic mean of all such quotations.  If on such LIBOR Determination Date fewer than two of the reference banks provide the Company with offered quotations, 3-Month LIBOR Rate on such LIBOR Determination Date will be the arithmetic mean of the offered per annum rates that three major banks in New York City selected jointly by the Company and the holders of at least a majority of the aggregate principal amount of the Notes then Outstanding quote at approximately 11:00 A.M. in New York City on such LIBOR Determination Date for three-month Dollar loans to leading European banks, in a principal amount that is representative for a single transaction in Dollars in such market at such time.  If these New York City quotes are not available, then the 3-Month LIBOR Rate determined on such LIBOR Determination Date will continue to be the 3-Month LIBOR Rate as then currently in effect on such LIBOR Determination Date.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the 1934 Act; provided, that for purposes of this Note no holder hereof shall be deemed an Affiliate of the Company by virtue of holding this Note.

“Allocation Percentage” means, with respect to each holder of Notes as of the date of any determination, a fraction of which the numerator is the aggregate principal amount of the Notes held by such holder on such date, and of which the denominator is the aggregate principal amount of the Notes Outstanding on such date.

“Applicable Interest Rate” initially shall mean the per annum interest rate equal to the sum of (a) the 3-Month LIBOR Rate in effect on the LIBOR Determination Date that is two Business Days preceding the Issuance Date and (b) six percent (6.00%); provided, however, that on each Interest Payment Date, such rate shall be adjusted to the per annum interest rate equal to the sum of (a) the 3-Month LIBOR Rate in effect on the LIBOR Determination Date that is two Business Days preceding such Interest Payment Date and (b) six percent (6.00%).  Each Applicable Interest Rate will be applicable as of and after the Interest Payment Date to which it relates to, but not including, the next succeeding Interest Payment Date.

“Approved Stock Plan” means any employee benefit plan that has been approved by the board of directors and stockholders of the Company prior to the Issuance Date, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed; provided that if such date is a LIBOR Determination Date, it shall also be a day on which banks in London, England are open for dealings in U.S. Dollars in the London Interbank Market.

“Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Change of Control” means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Company’s Subsidiaries in the aggregate) to any Person or group of related Persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) the approval by the holders of the Company’s capital stock of any plan or proposal to effect the liquidation, dissolution or winding up of the Company, (iii) any Person or group of related Persons (other than Permitted Holders) shall become the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of the outstanding Shares representing more than 50% of the aggregate voting power of all classes of the voting securities of the Company or (iv) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company).

“Common Stock” means (A) the Company’s common stock, $0.001 par value per share, and (B) any capital stock resulting from a reclassification of such common stock.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Amount” means either (A) in the case of a conversion pursuant to Section 4, the sum of (1) the Principal to be converted, redeemed or otherwise with respect to which the determination is being made and (2) the Interest Amount with respect to the amount referred to in the immediately preceding clause (1), or (B) in the case of an Interest Conversion (as defined in Section 8), the Interest Conversion Amount.

“Conversion Price” means, as of any Conversion Date or other date of determination, the Fixed Conversion Price; provided that for purposes of an Interest Conversion pursuant to Section 8, the Conversion Price shall mean 93% of the Weighted Average Price of the Common Stock on each of the five (5) Trading Days ending on the Trading Day immediately preceding the Interest Conversion Date applicable to any such Interest Conversion for which such determination is being made.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Shares.

“Default” means any event or circumstance that is, or with the giving of notice or lapse of time or both, would be an Event of Default.

“Dollars” or “$” means United States Dollars.

“Eurosilicone Agreement” means that certain Agreement for the Sale and Purchase of the Shares of Laboratories Eurosilicone SA, dated May 17, 2004, by and among the Company and the sellers named therein, which agreement has not been amended, supplemented or otherwise modified since such date.

“Excluded Taxes” means, with respect to the Holder, or any other recipient of payment to be made by or on account of any obligations of the Company or any of its Subsidiaries under the Notes or the Warrants, (A) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any other jurisdiction under the laws of which such recipient is organized, its principal offices are located, it is resident for tax purposes or to which it has a connection giving rise to such taxes other than by reason of the transactions contemplated by this Note, including the holding of the Notes, and enforcing its rights thereunder (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Holder or recipient is treated as doing business, (C) any Taxes imposed by reason of a Holder or recipient failing to provide forms or certifications it is legally able to provide that would reduce or eliminate such Taxes and that are reasonably requested by the Company.

“Exempted Issuances” means (A) Shares issued or deemed to have been issued by the Company pursuant to an Approved Stock Plan; (B) Shares issued or deemed to have been issued upon the conversion, exchange or exercise of any Option or Convertible Security outstanding on the date prior to the Issuance Date, provided that the terms of such Option or Convertible Security are not amended or otherwise modified on or after the Issuance Date, and provided that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of Shares issued or issuable is not increased (whether by operation of, or in accordance with, the relevant governing documents or otherwise) on or after the Issuance Date; (C) Shares issued or deemed to have been issued by the Company upon conversion of the Notes or exercise of the Warrants; and (D) Shares issued or deemed to have been issued by the Company upon conversion of the Senior Notes or exercise of the warrants issued to the holders of the Senior Notes (the “Senior Warrants”).

“Fixed Conversion Price” means, as of any Conversion Date or other date of determination, $4.00, subject to adjustment as provided herein.

“Forced Conversion” means an Interest Conversion or a Company Conversion, as applicable.

“Forced Conversion Date” means an Interest Conversion Date or a Company Conversion Date, as applicable.

“Forced Conversion Notice” means an Interest Conversion Notice or a Company Conversion Notice, as applicable.

“Forced Conversion Notice Date” means an Interest Conversion Notice Date or a Company Conversion Notice Date, as applicable.

“Fundamental Conditions” when used in reference to a Forced Conversion, means, as of any date of determination, (i) with respect to any Interest Conversion, the aggregate Interest Conversion Amount of all the Notes shall not exceed fifteen (15%) of the product of (A) the arithmetic average of the daily dollar trading volume (as reported by Bloomberg) of the Common Stock on its Principal Market over the twenty (20) consecutive Trading Days ending on and including the date that is immediately preceding the Interest Conversion Notice Date, multiplied by (B) the number of expected Trading Days during the Interest Conversion Period to which the Interest Conversion Notice relates, as set forth therein; (ii) on each day during the period beginning forty-five (45) days prior to the Forced Conversion Notice Date and ending on and including the applicable Forced Conversion Date, the Common Stock shall be listed on the American Stock Exchange or another nationally recognized stock exchange or quoted on The NASDAQ

Stock Market, Inc. (“NASDAQ”) and the Common Stock shall not have been suspended from trading on any such market or exchange nor shall delisting or suspension by any such market or exchange have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on and including the Issuance Date and ending on and including the Forced Conversion Date, there shall not have occurred either (x) the public announcement of a pending, proposed or intended Change of Control that has not been abandoned, terminated or consummated and publicly disclosed as such at least twenty (20) Trading Days prior to the Forced Conversion Date or (y) any other Triggering Event (as defined in Section 5(c)) or an Event of Default (as defined in Section 13(a)); (iv) during the period beginning on the Issuance Date and ending on and including the Forced Conversion Date, the Company shall have delivered Shares upon conversion of the Notes and upon exercise of the Warrants on a timely basis as set forth in Section 4(c)(ii) of the Notes and Section 3(a) of the Warrants; (v) on each day during the period beginning ninety (90) days prior to the Forced Conversion Notice Date and ending on and including the applicable Forced Conversion Date, the Company and its Subsidiaries otherwise shall have been in material compliance with in all respects and shall not have materially breached or been in breach of any provision or covenant of the Notes or the Warrants; and (vi) the Company shall have obtained all requisite approvals (if any) of its stockholders for the issuance of the Shares to the holders of the Notes and the Warrants.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement dated as of April 26, 2006 made by the Company and certain of its Subsidiaries (the “Guarantors”) in favor of the Collateral Agent (as defined in the Securities Purchase Agreement).

“IIINV Note” means that certain amended and restated subordinated promissory note dated April 26, 2006 in the original principal amount of $31,039,186.11 made by the Company to IIINV.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than unsecured account trade payables that are (i) entered into or incurred in the ordinary course of the Company’s and its Subsidiaries’ business, (ii) on terms that require full payment within ninety (90) days, (iii) not unpaid in excess of fifteen (15) days beyond invoice due date or are being contested in good faith and as to which such reserve as is required by GAAP has been made and (iv) not exceeding at any one time an aggregate among the Company and its Subsidiaries of $500,000), (C) all reimbursement or payment obligations with respect to letters of credit, banker’s acceptances, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, redeemable capital stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all Capital Lease Obligations, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Amount” means, with respect to any Principal, all accrued and unpaid Interest (including any Default Interest as defined in Section 8(a) on such Principal through and including such date of determination.

“Interest Payment Date” means (i) September 30 and March 31 of each year (or if such date is not a Business Day, the immediately preceding Business Day), beginning with September 30, 2006, (ii) the Maturity Date and (iii) each other date on which any Principal of this Note is paid in accordance with the terms of this Note.

“Issuance Date” means the original date of issuance of this Note, regardless of any exchange or replacement hereof.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

“Maturity Date” means the date that is six (6) months beyond the date that is the earlier of: (i) the maturity date of the Senior Notes; or (ii) the date in which the entire principal amount of Senior Notes have been: (y) converted pursuant to Sections 4 or 9 of the Senior Notes; or (z) redeemed pursuant to Section 5 of the Senior Notes.

“New Securities” means any authorized but unissued securities of the Company other than (i) Exempted Issuances; (ii) securities issued pursuant to the acquisition of another Person by the Company or its Subsidiaries by merger, purchase of all or substantially all of the assets of such Person or other transaction whereby the Company shall become directly or indirectly the owner of more than 50% of the aggregate voting power of all classes of the voting securities of such Person; (iii) shares of Common Stock or Preferred Stock issued pursuant to any pro rata stock split or stock dividend; and (iv) shares of Common Stock or Preferred Stock issued pursuant to a Qualified Public Offering.

“Options” means any rights, warrants or options to subscribe for or purchase Shares or Convertible Securities.

“Other Notes” means any subordinated convertible notes, other than this Note, issued by the Company in connection with any assignment or transfer by the Holder of any portion of this Note to another Person and all notes issued in exchange therefor or replacement thereof.

“Outstanding” when used with reference to the Notes, means, as of any date of determination, any Note, or portion thereof (a) which is held by any Person other than the Company or its Affiliates and (b) for which all principal and other amounts due thereunder have not been repaid in full by the Company.

“Permitted Holders” means the Donald K. McGhan, Jim J. McGhan, Nikki M. Pomeroy and 1991 III Equity Performance II, LP and their respective Affiliates.

“Permitted Lien” means (a)  Liens created by the Security Documents; (b) Liens existing on the Issuance Date not otherwise described in any other clause of this definition; (c) Liens for taxes, assessments or other governmental charges not at the time due and payable so long as the Company and its Subsidiaries maintain adequate reserves in accordance with GAAP in respect of such taxes and charges; (d) statutory liens of landlords and Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics, suppliers, repairmen and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained; (e) Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation, unemployment insurance and other types of social security (excluding Liens arising under ERISA); (f) attachments, appeal bonds (and cash collateral securing such bonds), judgments and other similar Liens, for sums not exceeding $500,000 in the aggregate for the Company and its Subsidiaries, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed; (g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no such deposit account is intended by the Company or any Subsidiary to provide collateral to the depository institution; and (i) Liens, including capital leases, solely securing tangible personal property material to the business that has been purchased through the incurrence of Indebtedness in an amount not to exceed $250,000 at any one time outstanding.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Principal” means the outstanding principal amount of this Note as of any date of determination.

“Principal Market” means, with respect to the Common Stock or any other security, the principal securities exchange or trading market for the Common Stock or such other security.

“promptly” shall mean as soon as reasonably possible, and in any event within two (2) Business Days.

“Qualified Public Offering” means a bona fide firm commitment underwritten public offering of the Company’s equity securities pursuant to an effective registration statement under the 1933 Act, and in which the underwriting is lead managed by an internationally recognized investment banking firm (which has been approved by the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then Outstanding) in which the net price per share (after deduction of underwriting discounts and commissions) is equal to or greater than $8.00 (subject to adjustments for stock splits, stock dividends, combinations, reclassifications and other events) and which results in gross proceeds of at least $75,000,000.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Security Documents” means the Guarantee and Collateral Agreement and any other agreements, documents and instruments executed concurrently herewith or at any time hereafter pursuant to which the Company, its Subsidiaries or any other Person either (i) guarantees payment or performance of all or any portion of the obligations hereunder or under any other instruments delivered in connection with the transactions contemplated by the Securities Purchase Agreement and/or (ii) provides, as security for all or any portion of such obligations, a Lien on any of its assets in favor of the Senior Notes, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Shares” means shares of Common Stock.

“Subsidiary” means any entity in which the Company, directly or indirectly, owns twenty percent (20%) or more of the outstanding capital stock, equity or similar interests or voting power of such entity as of the Issuance Date or at any time thereafter.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, without limitation, income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Trading Day” means any day on which the Common Stock is traded on its Principal Market; provided that “Trading Day” shall not include any day on which the Principal Market is open for trading for less than 4.5 hours.

“Warrants” means the warrant to purchase 2,343,750 Shares issued to Sirius, any warrants, other than such warrant, issued by the Company in connection with any assignment or transfer by the holder thereof of any portion of such warrant to another Person and all warrants issued in exchange or substitution therefor or replacement thereof.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on its Principal Market during the period beginning at 9:30 a.m. New York City time (or such other time as its Principal Market publicly announces is the official open of trading) and ending at 4:00 p.m. New York City time (or such other time as its Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. New York City time (or such other time as such over-the-counter market publicly announces is the official open of trading), and ending at 4:00 p.m. New York City time (or such other time as such over-the-counter market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then Outstanding as to which such determination is being made.  If the Company and the holders of the Notes representing at least a majority of the aggregate principal amount of the Notes then Outstanding as to which such determination is being made are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 4(c)(iii) below with the term “Weighted Average Price” being substituted for the term “Conversion Price.”  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the Weighted Average Price is being determined.

4.             Conversion of this Note.  This Note shall be converted into Shares on the terms and conditions set forth in this Section 4.

(a)           Conversion at Option of the Holder.  Subject to the provisions of Section 7, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any part of the Principal (and the Interest Amount relating thereto) into fully paid and nonassessable Shares in accordance with this Section 4, at the Conversion Rate (as defined in Section 4(b)).  The Company shall not issue any fraction of a Share upon any conversion.  If the issuance would result in the issuance of a fraction of a Share, then the Company shall round such fraction of a Share up or down to the nearest whole share (with 0.5 rounded up).  If any Principal remains outstanding on the Maturity Date, then all such Principal (and the Interest Amount relating thereto) shall be repaid as of such date in accordance with Section 4(c)(vii).

(b)           Conversion Rate.  The number of Shares issuable upon a conversion of any portion of this Note pursuant to Section 4 shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

(c)           Mechanics of Conversion.  The conversion of this Note shall be conducted in the following manner:

(i)            Holder’s Delivery Requirements.  To convert a Conversion Amount into Shares on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company (attention:  Corporate Secretary) and (B) if required by Section 4(c)(viii), surrender to a common carrier for delivery to the Company, no later than three (3) Business Days after the Conversion Date, the original Note being converted (or an indemnification undertaking reasonably acceptable to the Company with respect to this Note in the case of its loss, theft or destruction).  Such Conversion Notice shall specify whether and in what amounts the Conversion Amount relates to (i) a conversion at the election of the Holder pursuant to Section 4(a) at the Fixed Conversion Price, (ii) an Interest Conversion pursuant to Section 8 or (iii) a Company Conversion pursuant to Section 9, and any such conversion shall be applied as so specified.

(ii)           Company’s Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company (I) shall promptly send, via facsimile, a confirmation of receipt of such Conversion Notice to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”) (A) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and provided that the Holder is eligible to receive Shares through DTC, credit such aggregate number of Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Shares to which the Holder shall be entitled.  If this Note is submitted for conversion, as may be required by Section 4(c)(viii), and the Principal represented by this Note is greater than the Principal being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note

(the “Note Delivery Date”) and at its own expense, issue and deliver to the Holder a new Note representing the Principal not converted and cancel this Note.

(iii)          Dispute Resolution.  In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the Shares representing the number of Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) Business Days of receipt of the Holder’s Conversion Notice or other date of determination.  If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment banking firm agreed to by the Company and the holders of the Notes representing at least a majority of the aggregate principal amounts of the Notes then Outstanding as to which such determination is being made, or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant, as the case may be.  The Company shall direct the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  The costs and expenses of the investment bank or accountant engaged pursuant to this Section 4(e)(iii) shall be borne by the Company.

(iv)          Record Holder.  The Person or Persons entitled to receive the Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares on the Conversion Date.

(v)           Company’s Failure to Timely Convert.

(A)          Cash Damages.  If within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for, or credit the Holder’s or its designee’s balance account with DTC with, the number of Shares to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount, or if the Company fails to issue and deliver a new Note representing the Principal to which such Holder is entitled on or before the Note Delivery Date pursuant to Section 4(c)(ii), then in addition to all other available remedies that the Holder may pursue hereunder, the Company shall pay additional damages to the Holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Note Delivery Date such Note is not delivered in an amount equal to 0.5% of the sum of (a) in the event the Company has failed to issue and deliver or credit the Shares to the Holder on or prior to the Share Delivery Date, the product of (I) the number of Shares not issued to the Holder or its designee on or prior to the Share Delivery Date and to which the Holder is entitled and (II) the Weighted Average Price of the Common Stock on the Share Delivery Date (such product is referred to herein as the “Share Product Amount”) and (b) in the event the Company has failed to deliver a Note to the Holder on or prior to the Note Delivery Date, the product of (y) the number of Shares issuable upon conversion of the Principal represented by the Note as of the Note Delivery Date and (z) the Weighted Average Price of the Common Stock on the Note Delivery Date (such product is referred to herein as the “Note Product Amount”); provided that in no event shall cash damages accrue pursuant to this Section 4(c)(v)(A) with respect to the Share Product Amount or the Note Product Amount during the period, if any, in which the Conversion Price or the arithmetic calculation of the Conversion Rate is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 4(c)(iii), provided that the Shares and/or the Note are delivered to the Holder within two (2) Business Days of the resolution of such bona fide dispute.  Alternatively, subject to Section 4(c)(iii), at the election of the Holder made in the Holder’s sole discretion, the Company shall pay to the Holder, in lieu of the additional damages referred to in the preceding sentence (but in addition to all other available remedies that the Holder may pursue hereunder), 120% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the Shares purchased to make delivery in satisfaction of a sale by the Holder of the Shares to which the Holder is entitled but has not received upon a conversion exceeds (B) the net proceeds received by the Holder from the sale of the Shares to which the Holder is entitled but has not received upon such conversion.  If the Company fails to pay the additional damages set forth in this Section 4(c)(v)(A) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to promptly issue, in lieu of such cash damages, the number of Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

(B)           Notice of Void Conversion; Adjustment to Conversion Price.  If for any reason the Holder has not received all of the Shares prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of this Note, other than due to the pendency of a dispute being resolved in accordance with Section 4(c)(iii) (a “Conversion Failure”), then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to the Holder’s Conversion Notice; provided that the voiding of the Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 4(c)(v)(A) or otherwise.

(C)           Redemption.  In the event of a Conversion Failure, the Holder, upon written notice to the Company, may require that the Company redeem, in accordance with Section 5, all of the Principal, including the Principal previously submitted for conversion and with respect to which the Company has not delivered Shares; provided that the Holder shall not be entitled to require redemption of any Principal pursuant to this clause (C) solely as a result of a Conversion Failure caused by any Principal being the subject of a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 4(c)(iii), provided the Shares are delivered to the Holder promptly following the resolution of such bona fide dispute.

(vi)          Pro Rata Conversion.  In the event the Company receives a Conversion Notice from more than one holder of the Notes for the same Conversion Date and the Company can convert some, but not all, of such Notes, then, subject to Section 7, the Company shall convert from each holder of the Notes electing to have Notes converted at such time a pro rata amount of such holder’s Note submitted for conversion based on the principal amount of the Note submitted for conversion on such date by such holder relative to the aggregate principal amount of the Notes submitted for conversion on such date.

(vii)         Mechanics of Maturity Date Repayment.  If any Principal remains outstanding on the Maturity Date, then the Holder shall surrender this Note, duly endorsed for cancellation, to the Company, and such Principal shall be repaid by the Company as of the Maturity Date by payment on the Maturity Date to the Holder of an amount equal to the sum of (A) 100% of such Principal plus (B) the Interest Amount with respect to such Principal.

(viii)        Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or redeemed.  The Holder and the Company shall each maintain records showing the Principal converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the other, so as not to require physical surrender of this Note upon each such conversion or redemption.  In the event of any dispute or discrepancy, such records of the Company establishing the Principal to which the Holder is entitled shall be controlling and determinative in the absence of demonstrable error.  Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(d)           Taxes.  The Company shall pay any and all Taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) that may be payable with respect to the issuance and delivery of Shares upon the conversion of this Note.

(e)           Adjustments to Fixed Conversion Price.  The Fixed Conversion Price, and the number and type of securities to be received upon conversion of this Note, shall be adjusted from time to time as provided in this Section 4(e).

(i)            In the event that the Company shall at any time or from time to time, on or after the Issuance Date and prior to the conversion of this Note, (A) pay a dividend or make a distribution payable in Shares on any class of shares of capital stock of the Company, (B) subdivide its outstanding Shares into a greater number of shares, (C) combine its outstanding Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Shares, the Fixed Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Notes thereafter surrendered for conversion shall be entitled to receive the number of Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Notes been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification.  An adjustment made pursuant to this Section 4(e)(i) shall become effective immediately upon the opening of business on the day next following the record date (subject to Section 4(e)(viii) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)           In the event that the Company shall at any time or from time to time, on or after the Issuance Date and prior to the conversion of this Note, (A) issue Shares, Convertible Securities, or Options entitling the recipient thereof to subscribe for or purchase Shares, at a price per share or (B) amend or otherwise modify the terms of any Convertible Securities or Options to a price per share (such issuance, subscription or purchase price or amended or modified price being referred to as the “New Issue Price”), in either case, less than the Fixed Conversion Price then in effect, then the Fixed Conversion Price in effect at the opening of business on the day next following such issuance shall be adjusted to equal the New Issue Price.  Such adjustment shall become effective immediately upon the opening of business on the day next following such issuance.  In determining whether any Shares are issued or issuable, or Convertible Securities or Options entitle the holders of Notes to subscribe for or purchase Shares at less than such Fixed Conversion Price, there shall be taken into account any consideration received by the Company upon issuance of any such securities, the conversion of any such

Convertible Securities and upon exercise of such Options the value of such consideration, if other than cash, to be determined in good faith by the board of directors of the Company (the “Board of Directors”) in the exercise of their fiduciary duty, with the concurrence of the holders of at least a majority of the aggregate principal amount of the Notes then Outstanding.  Notwithstanding the foregoing or any other provision herein to the contrary, no adjustment to the Fixed Conversion Price will be required as a result of any Exempted Issuance.

(iii)          In case the Company shall at any time or from time to time, on or after the Issuance Date and prior to conversion of this Note, distribute to all holders of Shares (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Company, any Subsidiary or another issuer, securities of the Company (including Convertible Securities), any Subsidiary or another issuer or other assets (excluding dividends payable in Shares for which adjustment is made under another paragraph of this Section 4(e) and any distribution in connection with an Exempted Issuance) or Options to subscribe for or purchase of any of the foregoing, then, and in each such case, the Fixed Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) by multiplying the Fixed Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Weighted Average Price of the Common Stock for the five (5) consecutive Trading Days immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties with the concurrence of the holders of at least a majority of the aggregate principal amount of the Notes then Outstanding) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such Options to subscribe applicable to one Share and (y) the denominator of which shall be the Weighted Average Price of the Common Stock for the five (5) consecutive Trading Days immediately prior to the date of distribution (but such fraction shall not be greater than one).  Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iv)          In the event that the Company shall at any time or from time to time, on or after the Issuance Date and prior to the conversion of this Note, make a payment of cash or other consideration to the holders of Shares in respect of a tender offer or exchange offer, other than an odd-lot offer, and the value of the sum of (i) the aggregate cash and other consideration paid for such Shares, and (ii) any other consent or other fees paid to holders of Shares in respect of such tender offer or exchange offer expressed as an amount per share of Common Stock validly tendered or exchanged pursuant to such tender offer or exchange offer, exceeds the Weighted Average Price of the Common Stock on the Trading Day immediately prior to the date any such tender offer or exchange offer is first publicly announced (the “Announcement Date”), then the Fixed Conversion Price shall be adjusted in accordance with the formula:

R’ = R x     O’ x P

F + (P x O)

For purposes of the foregoing formula:

R = the Fixed Conversion Price in effect at the expiration time of the tender offer or exchange offer that is the subject of this Section 4(e)(iv) (the “Expiration Time”);

R’ = the Fixed Conversion Price in effect immediately after the Expiration Time;

F = the fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties with the concurrence of the holders of at least a majority of the aggregate principal amount of the Notes then Outstanding) of the aggregate value of all cash and any other consideration paid or payable for Shares validly tendered or exchanged (including any consent or other fees) and not withdrawn prior to the Expiration Time (the “Purchased Shares”);

O = the number of Shares outstanding immediately after the Expiration Time less any Purchased Shares;

O’ = the number of Shares outstanding immediately after the Expiration Time, plus any Purchased Shares; and

P = the Weighted Average Price of the Common Stock on the Trading Day next succeeding the Announcement Date.

Such decrease, if any, shall become effective immediately upon the opening of business on the day next following the Expiration Time.  In the event that the Company is obligated to purchase shares pursuant to any tender offer, but the Company is prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Fixed Conversion Price shall again be adjusted to the Fixed Conversion Price that would then be in effect if such tender or exchange offer had not been made.  If the application of this Section 4(e)(iv) to any tender or exchange offer would result in an increase in the Fixed Conversion Price, no adjustment shall be made for such tender or exchange offer under this Section 4(e)(iv).

(v)           No adjustment in the Fixed Conversion Price shall be required unless such adjustment would require a cumulative decrease of at least $0.01 in such price; provided, however, that any adjustments that by reason of this Section 4(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made.  All calculations under this Section 4(e)(v) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with.05 of a share being rounded upward), as the case may be.

(vi)          Whenever the Fixed Conversion Price is adjusted as herein provided, the Company shall promptly file with the Transfer Agent an officer’s certificate setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error.  Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Fixed Conversion Price setting forth the adjusted Fixed Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Fixed Conversion Price to the holders of the Notes at such holder’s last address as shown on the stock records of the Company.

(vii)         In any case in which Section 4(e) provides that an adjustment shall become effective on the day next following the record date for an event, the Company may without penalty defer until the occurrence of such event issuing to the holders of any Notes converted after such record date and before the occurrence of such event the additional Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Shares issuable upon such conversion before giving effect to such adjustment.

(viii)        If any action or transaction would require adjustment of the Fixed Conversion Price pursuant to more than one subsection of this Section 4(e), only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(ix)           If, at any time and from time to time on or after the Issuance Date and prior to the conversion of this Note, any event occurs of the type contemplated by the provisions of this Section 4(e) but not expressly provided for by such provisions (including the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Fixed Conversion Price so as to protect the rights of the Holder; provided that no such adjustment will increase the Fixed Conversion Price as otherwise determined pursuant to this Section 4(e).

5.             Redemption at Option of the Holder.

(a)           [Intentionally Left Blank].

(b)           Redemption Option Upon Triggering Event.  In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined in Section 5(c)), the Holder shall have the right, at the Holder’s option, to require the Company to redeem all or a portion of the Principal at a price (the “Redemption Price”) equal to the sum of (i) 120% of such Principal plus (ii) the Interest Amount with respect to such Principal.

(c)           Triggering Event.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)            Upon the Holder’s receipt of a Notice of Change of Control (as defined below);

(ii)           [Intentionally Left Blank];

(iii)          [Intentionally Left Blank];

(iv)          the Common Stock is not listed on the OTC Bulletin Board or listed on a national securities exchange or quoted on the NASDAQ National Market (or successor thereto) or the NASDAQ Capital Market, or if the Common Stock has been listed on a national securities exchange or quoted on the NASDAQ National Market (or successor thereto) or the NASDAQ Capital Market, the trading of the Common Stock on such exchange or market is terminated or suspended for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(v)           the Company’s or the Transfer Agent’s notice to any holder of the Notes, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Notes into Shares that is tendered in accordance with the provisions of the Notes (excluding, however, a notice that relates solely to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of the dispute resolution provisions of Section 4(c)(iii), provided neither such dispute nor such notice is publicly disclosed);

(vi)          a Conversion Failure;

(vii)         [Intentionally Left Blank].

(viii)        except as provided in clause (ix) below, the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of the Warrants, this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least twenty (20) days; or

(ix)           the Company does not comply with the provisions of Section 11 hereof or any other Event of Default occurs and is continuing.

(d)           Mechanics of Redemption Upon Notice of Change of Control.  No sooner than thirty (30) nor later than fifteen (15) Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to the Holder.  At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least twenty (20) Business Days prior to a Change of Control, at any time on or after the date which is twenty (20) Business Days prior to a Change of Control) and ending on the date that is two (2) Business Days prior to the consummation of such Change of Control, the Holder may require the Company to redeem all or a portion of the Principal by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the Principal that the Holder is submitting for redemption and (ii) the applicable Redemption Price, as calculated pursuant to Section 4(b).  The Company shall deliver the Redemption Price simultaneously with the consummation of the Change of Control; provided that, if required by Section 4(c)(viii), this Note shall have been so delivered to the Company.  The Company shall not enter into any binding agreement or other arrangement with respect to a Change of Control unless the Company provides that the payments provided for in this Section 5(d) shall have priority to payments to stockholders in connection with such Change of Control and the Company complies with such provision.

(e)           Mechanics of Other Redemptions at Option of Holder.  Within one (1) Business Day after the occurrence of a Triggering Event (other than upon the Holder’s receipt of a Notice of Change of Control), the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the Holder and each holder of the Other Notes.  At any time after either (x) March 31, 2010 in the case of a redemption pursuant to Section 5(a) or (y) the earlier of the Holder’s receipt of a Notice of Triggering Event and the Holder’s becoming aware of a Triggering Event in the case of a redemption pursuant to Section 5(b), the Holder may require the Company to redeem up to all of the Principal by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate (i) the Principal that the Holder is submitting for redemption, (ii) the applicable Optional Redemption Price or Redemption Price, as the case may be, as determined and calculated pursuant to Sections 5(a) or 5(b) above and (iii) in the case of a redemption pursuant to Section 5(b), the nature of the Triggering Event to the extent the Holder did not receive a Notice of Triggering Event; provided that a Notice of Redemption at Option of Holder with respect to a redemption pursuant to Section 5(b) may only be sent during the period beginning on and including the date of the Triggering Event and ending on and including the date which is the later of (I) twenty (20) Business Days after the date on which the Holder receives a Notice of Triggering Event from the Company with respect to such Triggering Event and (II) five (5) Business Days after the date on which such Triggering Event is cured and the Holder receives written notice from the Company confirming such Triggering Event has been cured.

(f)            Payment of Redemption Price other than in Connection with a Change of Control.  Upon the Company’s receipt of a Notice(s) of Redemption at Option of the Holder from any holder of the Other Notes, the Company shall promptly notify the Holder by facsimile of the Company’s receipt of such notice(s).  Each holder that has sent such a notice shall, if required pursuant to Section 4(c)(viii), promptly submit to the Company such holder’s Note that such holder has elected to have redeemed.  The Company shall deliver the applicable Optional Redemption Price or Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of a Notice of Redemption at

Option of Holder, provided that the Holder’s Note shall have been so delivered to the Company.  If the Company is unable to redeem all of the Notes submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of the Notes based on the principal amount of the Notes submitted for redemption by such holder relative to the aggregate principal amount of the Notes submitted for redemption by all holders of the Notes and (ii) in addition to any remedy the Holder may have under this Note, pay to the Holder interest at a rate equal to the lesser of 2.0% per month (prorated for partial months) or the highest lawful interest rate in respect of the unpaid Optional Redemption Price or Redemption Price, as the case may be, until paid in full or until delivery of a Void Optional Redemption Notice (as defined in Section 5(g)).

(g)           Void Redemption.  In the event that the Company does not pay the Optional Redemption Price or the Redemption Price, as the case may be, within the time period set forth in Section 5(f), at any time thereafter and until the Company pays such unpaid Optional Redemption Price or Redemption Price in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly credit to the Holder the Principal that was submitted for redemption by the Holder under this Section 5 and for which the Optional Redemption Price or the Redemption Price (together with any interest thereon) has not been paid (or return any or all of the Note or any portion thereof representing such Principal) by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).  Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to the Principal subject to the Void Optional Redemption Notice, (ii) the Company shall promptly return or credit to the Holder any Principal or Note, as applicable, subject to the Void Optional Redemption Notice and (iii) the Fixed Conversion Price with respect to all the Principal shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on and including the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on and including the date on which the Void Redemption Notice is delivered to the Company.

(h)           Disputes; Miscellaneous.  In the event of a bona fide dispute as to the determination of the arithmetic calculation of the Optional Redemption Price or Redemption Price, such dispute shall be resolved pursuant to Section 4(c)(iii) above, with the term “Optional Redemption Price” or “Redemption Price” being substituted for the term “Conversion Rate.”  The Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such notice.  In the event of a redemption pursuant to this Section 5 of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder a replacement note representing the remaining Principal that has not been redeemed, if required pursuant to Section 4(c)(viii).

6.             Other Rights of the Holder.

(a)           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, self tender offer for all or substantially all Shares, sale of all or substantially all of the Company’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.”  In addition to the rights of the Holder under Section 5, prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Company’s Subsidiaries in the aggregate) or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement, in form and substance satisfactory to the holders representing at least a majority of the aggregate principal amount of the Notes then Outstanding, to deliver to the Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note and satisfactory to the holders representing at least a majority of the aggregate principal amount of the Notes then Outstanding.  Subject to Section 4(e), prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders representing at least a majority of the aggregate principal amount of the Notes then Outstanding) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Shares immediately theretofore acquirable and receivable upon the conversion of this Note (without regard to any limitations or restrictions on conversion) such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Shares that would have been acquirable and receivable upon the conversion of this Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the conversion of this Note).

7.             Limitations on Conversion.

(a)           4.99% Limitation.  The Company shall not effect any conversion of this Note and the Holder shall not have the right to convert Principal or any Interest Amount in excess of that portion of the Principal Amount or any Interest Amount that, upon giving effect to such conversion, would cause the aggregate number of Shares beneficially owned by the Holder and its Affiliates to exceed 4.99% (the “Maximum Percentage”) of the total outstanding Shares following such conversion or issuance of Interest Shares; provided, however, that the Maximum Percentage shall be of no further force and effect on the Company Conversion Date, solely for purposes of effecting a Company Conversion pursuant to Section 9.  For purposes of the foregoing proviso, the aggregate number of Shares beneficially owned by the Holder and its Affiliates shall include the Shares issuable upon conversion of this Note, with respect to which the determination of such proviso is being made, but shall exclude the Shares that would be issuable upon (i) conversion of the remaining, unconverted Principal and any Interest Amount with respect thereto beneficially owned by the Holder and its Affiliates and (ii) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any other securities of the Company (including any warrants or convertible preferred stock) subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein beneficially owned by the Holder and its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act.  For purposes of this Section 7(a), in determining the number of outstanding Shares the Holder may rely on the number of outstanding Shares as reflected in (1) the Company’s most recent quarterly report on Form 10-QSB or 10-Q, or annual report on Form 10-KSB or 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the transfer agent for the common stock setting forth the number of Shares outstanding.  Upon the written request of the Holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such request, confirm in writing to the Holder the number of Shares outstanding as of the date of such request.  In any case, the number of outstanding Shares shall be determined after giving effect to the conversion, exercise or exchange of securities of the Company, including the Notes and the Warrants by the Holder and its Affiliates since the date as of which such number of outstanding Shares was reported.  For purposes of determining the maximum number of Shares that the Company may issue to the Holder pursuant to Section 7(a) upon conversion of this Note on a particular Conversion Date other than a Company Conversion Date pursuant to Section 9, the Holder’s delivery of a Conversion Notice with respect to such conversion shall constitute a representation (on which the Company may rely without investigation) by the Holder that, upon the issuance of the Shares to be issued to it on such Conversion Date or Forced Conversion Date, the shares of Common Stock beneficially owned by the Holder and its Affiliates shall not exceed the Maximum Percentage of the total outstanding Shares immediately after giving effect to such conversion, as determined in accordance with this Section 7(a).  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, however, that (i) any such increase will not be effective until the date which is sixty one (61) days after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(b)           The Company shall not be obligated to issue any Shares upon conversion of this Note until the Company obtains the approval by the Company’s stockholders of the Company’s issuance of all of the Shares issuable upon conversion of the Notes and the Senior Notes and exercise of the Warrants and the Senior Warrants in accordance with the rules and regulations applicable to companies on the Principal Market (“Stockholder Approval”).  Until such Stockholder Approval is obtained, Sirius shall not be issued any Shares, at any time, upon conversion of any of the Notes.

8.             Interest.

(a)           Interest shall be payable on each Interest Payment Date, including the Maturity Date, to the record holder of this Note on such Interest Payment Date, in cash or, provided that each of the Fundamental Conditions are satisfied, by converting such Interest equal to the entire Interest Amount (the “Interest Conversion Amount”) to Shares (“Interest Shares”) by giving the record holder an Interest Conversion Notice (as defined below) in accordance with, and subject to the conditions and requirements of, this Section 8 (an “Interest Conversion”).  The Company may not elect an Interest Conversion with respect to Interest payable on the Maturity Date or on any other Interest Payment Date occurring less than thirty-one (31) Trading Days prior to the Maturity Date.  If the Company does not elect an Interest Conversion with respect to such Interest, such Interest shall be paid in cash.  Any accrued and unpaid Interest which is not paid within five (5) Business Days of such accrued and unpaid Interest’s Interest Payment Date shall bear interest at a rate equal to the lesser of 2.0% per month (prorated for partial months) or the highest lawful rate per annum from such Interest Payment Date until the same is paid in full (the “Default Interest”).  The Company shall pay any and all Taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of the Holder) that may be payable with respect to the issuance and delivery of Interest Shares.

(b)           Exercise of Interest Conversion.  The Company may exercise its right to elect an Interest Conversion by delivering to the Holder written notice thereof (an “Interest Conversion Notice”) at least five (5) Business Days prior to the applicable Interest Payment Date.  If the Company elects an Interest Conversion, then it must simultaneously take the same action with respect to all of the Other Notes.  An Interest Conversion shall be irrevocable by the Company.  The Interest Conversion Notice shall indicate (I) the number of consecutive Trading Days during which the Holder must convert its Interest Conversion Amount (the “Interest Conversion Period”), which shall be at least ten (10) Trading Days and no more than twenty (20) Trading Days, as selected by the Company, and shall be the same as any Interest Conversion Period set forth in any Interest Conversion Notice given pursuant to any Other Notes on the same day, (II) the date of the first Trading Day of the Interest Conversion Period, (III) the date of the last Trading Day of the Interest Conversion Period, which is the last date by which the Holder must convert its Interest Conversion Amount (the “Final Interest Conversion Date”), (IV) the Interest Conversion Amount (such Interest Conversion Amount with respect to each such holder is referred to as its “Pro Rata Interest Conversion Amount”), (V) each holder’s Pro Rata Interest Conversion Amount.  The date on which the Holder receives an Interest Conversion Notice is referred to as the “Interest Conversion Notice Date” and (VI) the Allocation Percentage of each Holder as of the Interest Conversion Notice Date.

(c)           Mechanics of Interest Conversion.  If the Company has exercised its right to an Interest Conversion in accordance with Section 8(a) and the Fundamental Conditions are satisfied (or waived in writing by the Holder), on the Company Conversion Notice Date and at each time the Holder delivers a Conversion Notice with respect to any portion of the Pro Rata Interest Conversion Amount (an

“Interest Conversion Date”), then, subject to Section 7, the Holder shall convert the Pro Rata Interest Conversion Amount, in whole or in part and at such time or times as the Holder, in its sole discretion determines, during the Interest Conversion Period; provided, however, that the Holder shall not be permitted to convert during the Interest Conversion Period, any portion of the Interest Conversion Amount that exceeds the product of (i) the Holder’s Allocation Percentage as of the Interest Conversion Notice Date and (ii) twenty percent (20%) of the sum of the daily dollar trading volume (as reported by Bloomberg) of the Common Stock on its Principal Market on each of the Trading Days during the Interest Conversion Period (such limitation, the “Volume Conversion Restriction Amount”).  In the event any Pro Rata Interest Conversion Amount has not been converted by the Holder prior to the end of the Interest Conversion Period, then, subject to the limitations set forth in Section 8(d), the remaining Pro Rata Conversion Amount shall be converted as of the Interest Conversion Date, as if the Holder had delivered a Conversion Notice pursuant to Section 4 with respect to such Pro Rata Interest Conversion Amount on the Interest Conversion Date but without the Holder being required to actually deliver such Conversion Notice, provided that the Fundamental Conditions are satisfied (or waived in writing by the Holder) on the Interest Conversion Date (and, for the avoidance of doubt, on each day during the Interest Conversion Period).  In the event that the Fundamental Conditions are not satisfied on the Interest Conversion Date (or on any other day during the Interest Conversion Period), then the Interest Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Pro Rata Interest Conversion Amount and the Company shall pay such amount in cash within five (5) Business Days in accordance with Section 8(a).  Notwithstanding anything contained herein to the contrary, no notice delivered by the Company to any Holder regarding a Fundamental Condition shall contain any material non-public information.

(d)           Notwithstanding anything contained in this Section 8 to the contrary, on the Final Interest Conversion Date, (i) the Holder shall not be required (but shall be permitted subject to clause (ii) of this Section 8(d)) to convert (and shall not be deemed, solely as a result of Section 8(c), to have converted) any portion of the Pro Rata Interest Conversion Amount on the applicable Final Interest Conversion Date in excess of the difference between (A) the product of (I) the Holder’s Allocation Percentage as of the Interest Conversion Notice Date and (II) ten percent (10%) of the sum of the daily dollar trading volume (as reported by Bloomberg) of the Common Stock on its Principal Market on each of the Trading Days during the Interest Conversion Period, minus (B) any Pro Rata Interest Conversion Amount converted by the Holder during the Interest Conversion Period and (ii) the Holder shall neither be required nor permitted to convert (and shall not be deemed, solely as a result of Section 8(c) to have converted) any portion of the Pro Rata Interest Conversion Amount on the applicable Final Interest Conversion Date in excess of the difference between (A) the applicable Volume Conversion Restriction Amount, minus (B) any Pro Rata Interest Conversion Amount converted by the Holder during the Interest Conversion Period.  Following the Final Interest Conversion Date, the Interest Conversion shall be null and void with respect to the unconverted Pro Rata Interest Conversion Amount and the Company shall pay such amount in cash within five (5) Business Days in accordance with Section 8(a).

9.             Company Conversion.

(a)           General.  The Company shall have the right, in accordance with the terms and subject to the conditions of this Section 9 and provided that (i) the Fundamental Conditions are satisfied, (ii) the Company shall have consummated a Qualified Public Offering and (iii) the Weighted Average Price of the Common Stock shall have been at least $8.00 (subject to adjustments for stock splits, stock dividends combinations, reclassifications and other events) on each of the twenty (20) consecutive Trading Days immediately preceding the Company Conversion Date (as defined below) (clauses (i), (ii) and (iii) collectively, the “Company Conversion Conditions”), to require that all of the Principal, together with the Interest Amount with respect thereto, due to the Holder upon maturity of this Note be converted to Shares at the applicable Conversion Price (a “Company Conversion”).

(b)           Exercise of Company Conversion.  The Company may exercise its right to elect a Company Conversion by delivering to the Holder written notice thereof (a “Company Conversion Notice”).  The date on which the Holder receives the Company Conversion Notice is referred to as the “Company Conversion Notice Date”).  If the Company elects a Company Conversion, then it must simultaneously take the same action with respect to all of the Other Notes.  The Company Conversion Notice shall be irrevocable by the Company.  The Company shall require conversion of a conversion amount from each holder of Notes equal to the product of (I) the aggregate principal amount of Notes then Outstanding, together with the Interest Amount thereon, multiplied by (II) such holder’s Allocation Percentage (such Conversion Amount with respect to each such holder is referred to as its “Pro Rata Conversion Amount”).  The Company Conversion Notice shall indicate (I) the date of conversion, which date be shall be at least twenty (20) Trading Days after the closing date of a Qualified Public Offering (the “Company Conversion Date”), (II) the aggregate principal amount of Notes then Outstanding, together with the Interest Amount thereon and (III) each holder’s Pro Rata Conversion Amount.

(c)           Mechanics of Company Conversion.  If the Company has exercised its right to Company Conversion in accordance with Section 9(a) and the Company Conversion Conditions are satisfied (or waived in writing by the Holder), the Holder will convert its Pro Rata Conversion Amount, together with any Interest Amount with respect thereto accruing through and including the Forced Conversion Date on such Forced Conversion Date.  In the event that the Company Conversion Conditions are not satisfied on the Forced Conversion Date, then the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Pro Rata Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the Pro Rata Conversion Amount and, accordingly, shall be subject to all the other provisions of this Note, including that if such amount remains outstanding on the Maturity Date, then the Company shall repay the Principal represented by such amount in accordance with Section 4(c)(vii).  Notwithstanding anything contained herein to the contrary, no notice delivered by the Company to any Holder regarding a Company Conversion Condition shall contain any material non-public information.

10.           Right of First Refusal.

(a)           Subject in all cases to the Rights of First Refusal granted to the holders of the Senior Notes and only if the holders of the Senior Notes do not exercise their rights of first refusal in respect of the amount of New Securities offered, the Company hereby grants to the Holder a right of first refusal to purchase any New Securities that the Company may, from time to time, propose to issue and sell; provided, however, that at the time of any such offer or sale the Holder shall qualify as an “accredited investor” as that term is defined in Rule 501(a) of the 1933 Act.  Such right of first refusal shall allow the Holder to purchase pro rata among such other holders of the Notes so electing to purchase the New Securities (determined immediately prior to such issuance and sale of New Securities and based upon each holder’s Allocation Percentage) proposed to be issued.  In the event a holder of the Notes does not purchase any or all of its pro rata portion of New Securities, each of the remaining holders of the Notes shall have the right to purchase its pro rata portion (determined at such time) of such unpurchased New Securities until all of the New Securities are purchased, or until no other holder of the Notes desires to purchase any additional New Securities, in which case the Company may sell such unpurchased New Securities to prospective purchasers on the terms described in the New Issue Notice (as defined below) for a period of seventy-five (75) days, but thereafter may sell additional New Securities only after delivering another New Issue Notice as described herein.  The right of first refusal granted hereunder shall terminate if unexercised within fifteen (15) Business Days after receipt of the New Issue Notice.  Notwithstanding anything contained herein to the contrary, no New Issue Notice shall contain any material non-public information.

(b)           In the event that the Company proposes to undertake an issuance of New Securities, it shall give the Holder written notice of its intention (the “New Issue Notice”), describing the class and number of securities it intends to issue as New Securities, the purchase price therefor (which shall be payable solely in cash) and the terms upon which the Company proposes to issue the same.  Each holder of Notes shall have fifteen (15) Business Days from the date of its receipt of the New Issue Notice to elect to purchase all or any portion of such holder’s pro rata portion of such New Securities (calculated as described in Section 9(a)) for the purchase price and upon the terms specified in the New Issue Notice by giving written notice to the Company, stating therein the quantity of New Securities to be purchased.

11.           Covenants.

(a)           Corporate Existence.  From the Issuance Date and for so long as any of the Notes are outstanding, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect all material Intellectual Property used in the business of the Company and its Subsidiaries.

(b)           Reservation of Shares.

(i)            The Company shall, so long as any of the Notes or Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes and the exercise of the Warrants, such number of Shares as shall from time to time be sufficient to effect the conversion of all of the principal amount then Outstanding under the Notes (together with accrued and unpaid Interest thereon) and the exercise of all then outstanding Warrants; provided that the number of Shares so reserved shall at no time be less than 200% of the number of Shares for which the Notes are at any time convertible and 150% of the number of Shares for which the Warrants are at any time exercisable (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of Shares reserved for conversions of the Notes and exercises of the Warrants and each increase in the number of Shares so reserved shall be allocated pro rata among the holders of the Notes or holders of the Warrants, as applicable, based on the principal amount of the Notes held by each holder at the time of issuance of the Notes (or, in the case of the Warrants, the number of Warrants then held by each holder of the Warrants) or increase in the number of reserved Shares, as the case may be.  In the event the Holder (or any holder of the Warrants) shall sell or otherwise transfer any portion of the Holder’s Notes (or any portion of such holder’s Warrants), each transferee shall be allocated a pro rata portion of the number of Shares reserved for such transferor.  Any Shares reserved and allocated to any Person that ceases to hold any Notes or any Warrants, as applicable, shall be allocated to the remaining holders of the Notes (or in the case of the Warrants, the remaining holders of the Warrants), pro rata based on the principal amount of the Notes (or in the case of the Warrants, the number of Warrants) then held by such holders.

(ii)           Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved Shares to satisfy its obligation to reserve for issuance upon conversion of the Notes or exercise of the Warrants at least a number of Shares equal to the Required Reserve Amount, then the Company shall immediately take all action necessary to increase the Company’s authorized Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes and the Warrants then outstanding.

(c)           Limitations on Indebtedness; Liens.  From the Issuance Date and for so long as any of the Notes are outstanding, subject in all respects to the provisions of Section 11(p) hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (a) issue, incur, assume, maintain, suffer to exist or extend the term of any Indebtedness, except for (i) Indebtedness under the Senior Notes, (ii) Indebtedness (A) the holders of which agree in writing to be subordinate and junior in right of payments to the Notes on terms and conditions acceptable to the Purchasers, including expressly agreeing not to take, demand or receive from the Company, any payment of (whether as principal, interest or any other amount) or security for the whole or any part of such Indebtedness, including any letter of credit or similar credit support facility to support the payment thereof, (B) which does not mature or otherwise require or permit redemption or repayment prior to or on the first anniversary of the Maturity Date, and (C) which is not secured by any of the assets of the Company or any of its Subsidiaries (“Permitted Subordinated Indebtedness”) in an amount not to exceed $10,000,000, (iii) the two Subsequent Payments (as defined in the Eurosilicone Agreement) due under the Eurosilicone Agreement or (iv) the principal due under that certain Loan Agreement dated September 10, 2004, by and between BNP Paribas and ES Holdings SAS, a Subsidiary of the Company (the “BNP Facility”); (b) issue any capital stock of the Company or any Subsidiary redeemable prior to or on the one-year anniversary of the Maturity Date of any Notes then Outstanding; (c) directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by the Company or any of its Subsidiaries other than a Permitted Lien, or (d) redeem, retire, defease or otherwise repay or prepay in cash any principal of any Indebtedness (other than Indebtedness under the Notes, Indebtedness under the Senior Notes, Indebtedness under the IIINV Note, principal due under the BNP facility or the two Subsequent Payments due under the Eurosilicone Agreement).  The provisions of this Section 11(c) are in furtherance of Section 11(p) hereof, and in no way limit the other restrictions on or obligations of the Company pursuant thereto or otherwise.

(d)           Restrictions on Issuance of Securities.  From the date hereof and for so long as any of the Notes or Warrants are outstanding, the Company shall not in any manner issue or sell any Options or Convertible Securities that are convertible into or exchangeable or exercisable for shares of Common Stock other than Exempted Issuances.

(e)           Restriction on Loans; Investments; Subsidiary Equity.  From the Issuance Date and for so long as any of the Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, (i) except for Permitted Investments (as defined below), make any loans to, or investments in, any other Person, including through lending money, deferring the purchase price of property or services (other than trade accounts receivable on terms of ninety (90) days or less), purchasing any note, bond, debenture or similar instrument, providing any letter of credit, guaranteeing (or taking any action that has the effect of guaranteeing) any obligations of any other Person, or acquiring any equity securities of, or other ownership interest in, or making any capital contribution to any other Person (provided, however, that the Company and its Subsidiaries may make loans to each other to the extent the incurrence of the Indebtedness represented by such loans would be permitted by Section 11(c)(a)(ii) and not otherwise be prohibited by Section 11(c), and may make investments in any domestic Subsidiary; and provided that the Company and any domestic Subsidiary may make investments in any foreign Subsidiary; provided further, that any investments in a foreign Subsidiary shall be in the form of debt securities to the maximum extent possible), (ii) other than pursuant to the Guarantee and Collateral Agreement, issue, transfer or pledge any capital stock or equity interest in any Subsidiary to any Person other than the Company, any domestic Subsidiary or any wholly-owned foreign Subsidiary or (iii) permit any foreign Subsidiary other than Integrated International Incorporated to own, directly or indirectly, any capital stock of, or equity interest in, a domestic Subsidiary.  “Permitted Investments” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 180 days from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Purchaser or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Purchaser or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States;

(e) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or Aa by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Purchaser or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that ( i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

(f)            Restriction on Purchases or Payments.  From the Issuance Date and for so long as any of the Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or set any record date with respect to any of the foregoing; provided, however, that any Subsidiary may declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock that is held solely by the Company or by a Subsidiary, (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries, except as long as no Event of Default has occurred and is continuing, repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the Issuance Date or (iii) grant, issue or sell any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock.  From the Issuance Date and for so long as any of the Notes or Warrants are outstanding, the Company and its Subsidiaries shall not enter into any agreement which would limit or restrict the Company’s or any of its Subsidiaries’ ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Note and the Warrants.

(g)           Restrictions on Capital Expenditures.  From the Issuance Date and for so long as any of the Notes are outstanding, the Company and its Subsidiaries shall not authorize or make any Capital Expenditures in excess of $500,000 per year in the aggregate.

(h)           Disposition of Assets.  From the Issuance Date and for so long as any of the Notes are Outstanding, the Company shall not, and shall not cause or permit any of its Subsidiaries to, sell, transfer, assign, dispose, consign, lease or remove from their respective business locations any property or assets except that, until the holders of at least a majority of the Notes then Outstanding give the Company notice to the contrary during the existence of any Event of Default in the case of clauses (ii) and (iii) below, the Company or any Subsidiary may (i) sell inventory in the ordinary course of its business consistent with past practice (any sale or exchange of inventory in satisfaction of Indebtedness of the Company or any Subsidiary shall not be deemed a sale of inventory in the ordinary course of business); (ii) sell or dispose of obsolete assets which the Company or such Subsidiary has determined, in good faith, not to be useful in the conduct of its business and which, in any fiscal year, do not have an aggregate fair market value in excess of $50,000 (with respect to such sales or dispositions by the Company and its Subsidiaries in the aggregate); and (iii) sell or dispose of accounts in the course of collection in the ordinary course of business consistent with past practice.

(i)            Mergers, Consolidations, Acquisitions.  In addition to the other rights the Holder has hereunder, from the Issuance Date and for so long as any of the Notes are outstanding, the Company shall not sell all or substantially all of the assets of the Company (including, for the avoidance of any doubt, all or substantially all of the assets of the Company’s Subsidiaries in the aggregate), except in the event of an Organic Change where (x) the Acquiring Entity (A) assumes the Company’s obligations hereunder and under the agreements and instruments entered into in connection herewith and (B) is a publicly traded corporation whose common stock is quoted on or listed for trading on the American Stock Exchange or another nationally recognized stock exchange or the NASDAQ National Market (or a successor thereto), and (y) immediately before and immediately after giving effect to such transaction, no Triggering Event or Event of Default shall have occurred and be continuing.

(j)            Affiliate Transactions.  From Issuance Date and for so long as any of the Notes are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into or be a party to any agreement or transaction with any Affiliate (other than a wholly-owned Subsidiary), including transfer of any assets to any such Affiliate, except in the ordinary course of the Company or such Affiliate’s business and upon fair and reasonable terms that are no less favorable to the Company or such Affiliate, as the case may be, than such Person would obtain in a comparable arms’-length transaction with a Person not an Affiliate of the Company, and on terms consistent with the business relationship of the Company or such Subsidiary and such Affiliate prior to the date of this Note, if any.

(k)           SEC Filings.  From the Issuance Date and for so long as any of the Notes are outstanding, (i) the Company shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q or 10-QSB and 10-K or 10-KSB, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination and (iii) the Company shall deliver (A) copies of all such filings with the SEC to each holder of Notes then Outstanding within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by the Company or any of its Subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

(l)            Compliance with Laws.  From the Issuance Date and for so long as any of the Notes are outstanding, the Company will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including ERISA and the rules and regulations thereunder and all Environmental Laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings diligently conducted.

(m)          Maintenance of Assets; Insurance.  From the Issuance Date and for so long as any of the Notes are outstanding, the Company will keep, and will cause each Subsidiary to keep, all assets useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Subsidiary to maintain (either in the name of the Company or in such Subsidiary’s own name), with financially sound and reputable insurance companies, product liability insurance and insurance on all their assets in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the holders of the Notes, upon reasonable written request, full information as to the insurance carried.

(n)           Payment of Taxes.  From the Issuance Date and for so long as any of the Notes are outstanding, the Company will, and will cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all income and all other material Taxes, assessments and other governmental charges or levies, imposed upon them or any of their properties or assets or in respect of their businesses or incomes except for those being contested in good faith by proper proceedings diligently conducted and against which adequate reserves, in accordance with GAAP, have been established.

(o)           [Intentionally Left Blank.]

(p)           Other Indebtedness.  Payments of principal and other payments due under this Note shall not be subordinated to any obligations of the Company and shall rank senior to all other Indebtedness other than (i) payments of (A) principal and interest due under the BNP Facility and (B) the two Subsequent Payments (as defined in the Eurosilicone Agreement) due under the Eurosilicone Agreement; provided, however, that the aggregate amount of all such payments shall not exceed €16,400,000, (ii) the Senior Obligations (as defined in the Guarantee and Collateral Agreement), (iii) payments of principal and interest due under the IIINV Note, and (iv) trade accounts payable of the Company and other Indebtedness that is preferred by operation of law.

(q)           [Intentionally Left Blank.]

(r)            [Intentionally Left Blank.]

12.           Voting Rights.  The holders of the Notes shall have no voting rights in respect of the Shares prior to conversion, except as required by law and as expressly provided in this Note.

13.           Defaults and Remedies.

(a)           Events of Default.  An “Event of Default” is (i) default in payment of any Principal of this Note, any Redemption Price or any Change of Control Redemption Price, when and as due; (ii) default in payment of any Interest on this Note that is not included in an amount described in the immediately preceding clause (i) that is not cured within two (2) Business Days from the date such Interest was due; (iii) any default in the observance or performance of any covenant or agreement contained in clauses (c) through (j) of Section 11 (iv) failure by the Company to comply with any other provision of this Note or the Warrants in all material respects within ten (10) days after the earlier of (x) the Company’s receipt of notice to comply with such provision or (y) the Company becoming aware of such default; (v) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company in this Note, the Warrants or in any certificate or other document delivered pursuant hereto or thereto, shall be incorrect in any material respect when made or deemed made; (vi) any default in payment of at least $500,000, individually or in the aggregate, under or acceleration prior to maturity, or any event or circumstances arising such that, any Person is entitled, or could, with the giving of notice and/or lapse of time and/or the fulfillment of any condition and/or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of at least $500,000 by the Company or any of its Subsidiaries, whether such Indebtedness now exists or shall be created hereafter; (vii) the Warrants or any subordination provisions in any subordinated indebtedness shall cease, for any reason, to be in full force and effect, or the Company or any of its Subsidiaries shall so assert; (viii) if the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law (as defined below); (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or any of its Subsidiaries for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; (ix) an involuntary case or other proceeding is commenced directly against the Company or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its Indebtedness under any Bankruptcy Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Bankruptcy Law proceeding remains undismissed and unstayed for a period of thirty (30) days, or an order of relief is entered against the Company or any of its Subsidiaries as debtor under the Bankruptcy Laws as are now or hereafter in effect; or (x) one or more judgments, non interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction against any the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurers has not denied coverage) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of thirty (30) days after the entry thereof.  The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.  Within five (5) Business Days after the occurrence of any Event of Default set forth in clause (vi), (ix), (x) or (xi) above, the Company shall deliver written notice thereof to the Holder.

(b)           Remedies.  If any Event of Default has occurred and is continuing, the holders of a majority of the principal amount of Notes then outstanding may, upon written notice to the Company, except in the case of events described in Sections 13(a)(viii) or 13(a)(ix), in which case no notice shall be required, (i) declare all of the Principal then outstanding together with the Interest Amount with respect to such Principal and all other amounts, including the amounts due under Sections 4(c)(v)(A) and 5(b), owing or payable hereunder and under the Other Notes (the “Acceleration Amount”) immediately due and payable, in cash, all without presentment, demand, protest or further act or notice of any kind, all of which are expressly waived by the Company and (ii) exercise any and all rights and remedies available to the holder of this Note under this Note, at law or in equity.  In addition to any remedy the Holder may have under this Note, such Acceleration Amount shall bear interest at a rate equal to the lesser of 2.0% per month (prorated for partial months) or the highest lawful interest rate until paid in full.  Nothing in this Section 12 shall limit any other rights the Holder may have under this Note, including Sections 3 and 4 of this Note.

(c)           Void Acceleration.  In the event that the Company does not pay the Acceleration Amount within five (5) Business Days of this Note becoming due under Section 13(b), at any time thereafter and until the Company pays such unpaid Acceleration Amount in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly return this Note (to the extent this Note has been previously delivered to the Company), in whole or any portion thereof, to the Holder, by sending written notice thereof to the Company via facsimile (the “Void Acceleration Notice”).  Upon the Company’s receipt of such Void Acceleration Notice, (i) the acceleration pursuant to Section 13(b) shall be null and void with respect to the portion of this Note subject to such Void Acceleration Notice, (ii) the Company shall promptly return the portion of this Note (to the extent this Note has been previously delivered to the Company) subject to such Void Acceleration Notice and (iii) the Fixed Conversion Price with respect to all of the Principal shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Acceleration Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on and including the date on which this Note became due under Section 13(b) and ending on and including the date on which the Void Acceleration Notice is delivered to the Company.

14.           Notice of Certain Events.  The Company will give written notice to the Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.  The Company will also give written notice to the Holder at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

15.           Vote to Change the Terms of the Notes.  The written consent of the Company and the holders representing at least a majority of the principal amount then Outstanding under all of the Notes shall be required for any change in the Notes (including this Note) and upon receipt of such consent, each Note shall be deemed amended thereby.

16.           Lost or Stolen Notes.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver a new Note of like tenor and date; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert this Note in its entirety into Shares as permitted hereunder.

17.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

18.           Specific Shall Not Limit General; Construction.  No specific provision contained in this Note shall limit or modify any more general provision contained herein.  This Note shall be deemed to be jointly drafted by the Company and Sirius and shall not be construed against any Person as the drafter hereof.

19.           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

20.           Notice.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

MediCor Ltd.
4560 South Decatur Blvd., Suite 300
Las Vegas, Nevada  89103-5253
Facsimile:               (702) 932-4561
Attention:              General Counsel/Secretary

If to Sirius:

Sirius Capital LLC

4560 S. Decatur Blvd., Suite 300
Las Vegas, Nevada 89103
Facsimile:               (702) 932-4561
Attention:              Corporate Secretary/General Counsel

Or, in the case of a Holder or any other party named above, at such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party in accordance with this Section 20 five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

21.           Transfer of this Note.  The Holder may assign or transfer some or all of its rights hereunder only upon the terms and conditions set forth in the Subordination Agreement and with the prior written consent of the Company.  Any purported transfer in violation of this Section 21 shall be null and void.

22.           Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

23.           Cancellation.  After all Principal and other amounts at any time owed under this Note have been paid in full or converted into Shares in accordance with the terms hereof, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

24.           Note Exchangeable for Different Denominations.  Subject to Section 4(c)(viii), in the event of a conversion or redemption pursuant to this Note of less than all of the Principal, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of this Note, a new Note of like tenor representing the remaining Principal that has not been so converted or redeemed.

This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes containing the same terms and conditions and representing in the aggregate the Principal, and each such new Note will represent such portion of such Principal as is designated by the Holder at the time of such surrender.  The date the Company issued this Note shall be the Issuance Date hereof regardless of the number of times a new Note shall be issued.

25.           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company or any of its Subsidiaries under the Notes or the Warrants shall be made without any set-off, counterclaim or deduction and free and clear of and without deduction for any Indemnified Taxes; provided that if the Company or any of its Subsidiaries shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 25(a)), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or such Subsidiary, as applicable, shall make such deductions and (iii) the Company or such Subsidiary shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; provided, further, that if the Company or any of its Subsidiaries is required to make an additional payment to the Holder under this Section 25(a), and if the Holder is entitled to a cash refund or credit against cash Taxes payable which is both identifiable and quantifiable by the Holder as being attributable to the imposition of such Indemnified Taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability or obligation to the Holder (including any obligation of the Holder to file Tax returns in jurisdictions where it would not otherwise be obligated to file Tax returns), then, upon the written request of the Company, the Holder shall apply for such Tax Refund and, to the extent such Tax Refund is received by the Holder, shall reimburse the Company or such Subsidiary for such amount as the Holder shall determine to be the proportion of the Tax Refund attributable to such additional payment as will leave the Holder after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by the Holder to the Company or such Subsidiary is subsequently disallowed, the Company shall repay the Holder such amount (together with interest and any applicable penalty payable to the Holder to the relevant taxing authority) promptly after the Holder notifies the Company of such disallowance.  The Company agrees to reimburse the Holder for the Holder’s reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by the Holder in respect of this Section 25(a) may be deducted from the amount of any reimbursement to the Company or any of its Subsidiaries in respect of any Tax Refund pursuant to this Section 25(a).  Nothing in this Section 25(a) shall require the Holder to disclose to the Company any of its Tax returns or any other Tax-related information that it deems to be confidential.

(b)           Indemnification by the Company.  The Company shall indemnify the Holder, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Holder, on or with respect to any payment by or on account of any obligation of the Company or any of its Subsidiaries under the Notes and the Warrants (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 25) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Holder as to the amount of such payment or liability under this Section 25 shall be delivered to the Company and shall be conclusive absent demonstrable error.

26.           Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Warrants.

27.           Governing Law; Jurisdiction.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

28.           WAIVER OF JURY TRIAL.  THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO, AND AGREE NOT TO REQUEST, A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

29.           Effect of Redemption or Conversion; No Prepayment.  Upon payment of the Redemption Price or the Change of Control Redemption Price, each in accordance with the terms hereof with respect to any portion of the Principal of this Note, or delivery of Shares upon conversion of any portion of the Principal in accordance with the terms hereof, such portion of the Principal of this Note shall be deemed paid in full and shall no longer be deemed Outstanding for any purpose.  Except as specifically set forth in this Note, including Section 4, the Company does not have any right, option, or obligation, to pay any portion of the Principal at any time prior to the Maturity Date.

30.           Purchase of Notes by the Company.  The Company shall not, and shall not permit any Subsidiary or Affiliate to,  voluntarily purchase or acquire any portion of any Note, unless concurrently with such action, the Company, such Subsidiary or Affiliate makes an offer to all Holders to acquire the same portion of their Notes on the same terms.  So long as there is at least $25,000,000 in Principal, this Section 30 may not be amended except with the written consent of the holders of two-thirds (2/3) of the aggregate principal amount of all the Notes then Outstanding.

31.           Other Payments to Holders of Notes.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding that consented to such waiver or amendment.

32.           Payment Set Aside.  To the extent that the Company makes a payment or payments to the Holder hereunder or the Holder enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, by a trustee, receiver or any other person under any law (including any bankruptcy law, U.S. state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

33.           Interpretative Matters.  Unless the context otherwise requires, (a) all references to Sections, Schedules or Exhibits are to sections, schedules or exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation.  If a stock split, stock dividend, stock combination or other similar event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event.

* * * * * *

IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by the undersigned as of the 26th day of April 2006.

MEDICOR LTD.

By:	/s/ Theodore R. Maloney
Name: Theodore R. Maloney
Title: Chief Executive Officer

EXHIBIT I

MEDICOR LTD.

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) of MEDICOR LTD., a Delaware corporation (the “Company”), in the original principal amount of $37,500,000.00.  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion:

Aggregate Conversion Amount to be converted at the Fixed Conversion Price (as defined in the Note):

Principal, applicable thereto, to be converted:

Aggregate Conversion Amount to be converted pursuant to a Company Conversion (as defined in the Note):

Principal, applicable thereto, to be converted:

Aggregate Interest Conversion Amount to be converted pursuant to a Company Conversion:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Address:

Facsimile Number:

Authorization:

By:

Title:

Dated:

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

I-1

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                      , 200   from the Company and acknowledged and agreed to by U.S. Stock Transfer Corp.

MEDICOR LTD.

By:
Name:
Title:

I-2